Exhibit (a)(5)(i)

News Release

Firsthand Technology Value Fund Announces Commencement
of Tender Offer

San Jose, CA, December 22, 2014 — Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, disclosed today that the Fund commenced a tender offer.

The Fund will purchase up to $20 million of its issued and outstanding common shares for cash at a price per share equal to 95% of the net asset value per share (“NAV”) of the Fund determined on December 31, 2014.(1)  The Fund expects to publish such NAV no later than January 14, 2015.  The tender offer will expire on January 22, 2015 at 12:00 midnight, New York City time, or on such later date to which the offer is extended.

Additional terms and conditions of the tender offer are set forth in the Fund’s tender offer materials, which will be distributed to the Fund’s shareholders.  If the amount of the Fund’s outstanding common shares that is tendered exceeds the maximum amount of its offer, the Fund will purchase shares from tendering shareholders on a pro rata basis.  Accordingly, there is no assurance that the Fund will purchase all of a shareholder’s tendered shares.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund.  The tender offer will be made only by an offer to purchase, a related letter of transmittal and other documents, which have been filed with the Securities and

(1)  The December 31, 2014 NAV will be determined by the Fund before the completion of its year-end audit to accommodate the closing of the tender offer.  As a result, the Fund may publish an amended December 31, 2014 NAV which reflects audit adjustments.  To the extent that the Fund publishes an adjusted NAV, it will not have any effect on the published 12/31/14 NAV used in the tender offer.

Exchange Commission as exhibits to the tender offer statement on Schedule TO.  Common shareholders of the Fund should read the offer to purchase and tender offer statement on Schedule TO and related exhibits as they contain important information about the tender offer.  The offer to purchase and related letter of transmittal are available free of charge at http://www.sec.gov and from the Fund by calling Georgeson Inc., the Fund’s information agent for the tender offer, at: (866) 857-2624.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies.  More information about the Fund and its holdings can be found online at www.firsthandtvf.com.  The information contained in, or accessed through, the Fund’s website does not form a part of the Fund’s tender offer statement on Schedule TO and related exhibits or the offer to purchase.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940.  The Fund’s investment objective is to seek long-term growth of capital.  Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains “forward-looking statements” as defined under the U.S. federal securities laws. Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “expect,” “estimate,” “could,” “could increase the likelihood,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including statements regarding the Fund’s expectation regarding the timing for the publication of the December 31, 2014 NAV and completing its common stock tender offer, as well as those risks, uncertainties and factors referred to in Fund’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC under the section “Risk Factors,” as well as other documents that may be filed by the Fund from time to time with the SEC. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. The Fund is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  The Fund acknowledges that, notwithstanding the forgoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com